EXHIBIT 24.1

Limited Power of Attorney

As a director of Cyanotech Corporation, my signature below authorizes the President or the Chief Financial Officer of Cyanotech Corporation to affix my name and signature to the Corporation’s Form 10-K which is to be filed with the Securities and Exchange Commission on or before August 15, 2007.

Date:	August 15, 2007	/s/ David I. Rosenthal
David I. Rosenthal